Exhibit 99.1

China YCT International Group Reports Financial Results for the Fiscal Quarter Ended June 30, 2018
Jining, China, Aug. 14, 2018 /PRNewswire/ -- China YCT International Group, Inc. (OTCQB: CYIG) (the "Company") today announced its financial results for the three months ended June 30, 2018.
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Total revenues increased by 21.9% year-over-year to $20.89 million with growth in sales from both acer truncatum seed oil and Huoliyuan capsules.  The increase in revenues also benefited from favorable exchange rate between RMB to US$ compared to a year ago.

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Overall gross margin was 42.7%, compared to 40.0% for the same period of the prior fiscal year. The increase in overall gross margin was mainly due to higher gross margin for acer truncatum seed oil as a result of decreased raw material, packaging and manufacturing costs.

•	Net income attributable to the Company was $4.49 million, or $0.15 per share, compared to $3.81 million, or $0.13 per share, for the same period of the prior fiscal year.
"We started the new fiscal year on a high note with revenues and net income increasing by 21.9% and 17.8%, respectively, for the first fiscal quarter that ended June 30, 2018. Gross and operating margins also increased on a year-over-year basis.  The acer truncatum seed oil segment was particularly strong, with revenues growing by 81.3% to $5.25 million. Gross margin for acer truncatum seed oil also reached record level of 60.5% for the fiscal quarter ended June 30, 2018," said Mr. Tinghe Yan, Chairman and Chief Executive Officer of the Company.
"As our order trend suggests continuing growth momentum, we are optimistic about the near-term outlook of our business and believe that we can extend our streak of five consecutive years of top-line growth in fiscal year 2019," concluded Mr. Yan.
Fiscal Quarter Ended June 30, 2018 Financial Results
	For the Three Months Ended June 30,
($ millions, except per share data)	2018	2017	% Change
Revenues	$20.89	$17.13	21.9%
Gross profit	$8.92	$6.85	30.3%
Gross margin	42.7%	40.0%	2.8 pp
Operating income	$6.13	$4.64	32.1%
Operating margin	29.3%	27.1%	2.3 pp
Net income attributable to CYIG	$4.49	$3.81	17.8%
Earnings per share	$0.15	$0.13	17.7%

Revenues
For the three months ended June 30, 2018, total revenues increased by $3.75 million, or 21.9%, to $20.89 million from $17.13 million for the same period of the prior fiscal year. The increase in total revenues was mainly due to increase in sales for acer truncatum seed oil and also benefited from RMB appreciation versus US$ compared to a year ago.
Revenues from health care products increased by $0.17 million, or 2.1%, to $8.01 million for the three months ended June 30, 2018 from $7.85 million for the same period of the prior fiscal year. The revenue from sales of health care products measured in RMB decreased by 5.0% but was offset by a 7.1% increase due to favorable US currency exchange rates. The decrease in sales of the health care products in RMB was primarily due to decreases in sales of other traditional health care products.
Revenues from Huoliyuan capsules increased by $1.24 million, or 19.3%, to $7.63 million  for the three months ended June 30, 2018 from $6.40 million for the same period of the prior fiscal year. The increase in sales of Huoliyuan capsules was primarily due to improved market share performance.
Revenues from acer truncatum seed oil increased by $2.35 million, or 81.3%, to $5.25 million for the three months ended June 30, 2018 from $2.89 million for the same period of the prior fiscal year. The increase in sales of acer truncatum seed oil was primarily due to continuing promotions of acer truncatum seed oil at conferences highlighting features and benefits of the product to our distributors and customers. Since July 2015, the Company has produced and sold acer truncatum seed oil extracted from the acer truncatum pods purchased from third party vendors. Our crops of acer truncatum pods will not be ready for production until approximately the fall of 2018.
The sales of health care products, Huoliyuan capsules, and acer truncatum Parliament seed oil accounted for 38.3%, 36.5%, and 25.1%, respectively, of total revenues for the three months ended June 30, 2018 , compared to 45.8%, 37.3%, and 16.9%, respectively, for the same period of the prior fiscal year.
The following table summarizes revenues and gross profit by products for the three months ended June 30, 2018 and 2017, respectively:

Cost of Goods Sold
Cost of goods sold comprised primarily the cost of finished goods purchased from Shandong Yongchuntang, raw materials purchased from third party vendors, and the manufacturing cost of acer truncatum seed oil and Huoliyuan capsules. For the three months ended June 30, 2018, total cost of goods sold increased by $1.68 million, or 16.3%, to $11.96 million from $10.29 million for the same period of the prior fiscal year. As a percentage of revenues, total cost of goods sold was 57.3% for the three months ended June 30, 2018, compared to 60.0% for the same period of the prior fiscal year. The decrease was primarily due to decreased raw material, packaging and manufacturing costs for acer truncatum seed oil.

Cost of goods sold for health care products, Huoliyuan capsules, and acer truncatum seed oil were $4.45 million, $5.44 million and $2.07 million, respectively for the three months ended June 30, 2018, compared to $4.34 million, $4.34 million, and $1.61 million, respectively, for the same period of the prior fiscal year.
Gross Profit
Gross profit increased by $2.08 million, or 30.3%, to $8.92 million for the three months ended June 30, 2018, from $6.85 million for the same period of the prior fiscal year. Gross profit for health care products, Huoliyuan capsules, and acer truncatum Parliament seed oil were $3.56 million, $2.19 million, and $3.17 million, respectively, for the three months ended June 30, 2018, compared to $3.51 million, $2.05 million, and $1.29 million, respectively, for the same period of the prior fiscal year.
Overall gross margin was 42.7%, with gross margins for health care products, Huoliyuan capsules, and acer truncatum seed oil being 44.4%, 28.7%, and 60.5%, respectively, for the three months ended June 30, 2018. Overall gross margin was 40.0%, and gross margins for health care products, Huoliyuan capsules, and acer truncatum seed oil were 44.7%, 32.1%, and 44.5%, respectively, for the same period of the prior fiscal year. The increase in overall gross margin was mainly due to acer truncatum seed oil as a result of decreased raw material, packaging, and manufacturing costs.
Operating Expenses
Selling expenses consist primarily of sales commissions, advertising and promotion, freight charges, and related compensation. For the three months ended June 30, 2018, selling expenses increased by $0.16 million, or 12.6%, to $1.40 million, from $1.24 million for the same period of the prior fiscal year. The increase in selling expenses was primarily due to increases in shipping cost and sales commission from increased sales and salary expense.
General and administrative expenses increased by $0.17 million, or 19.0%, to $1.08 million for the three months ended June 30, 2018 from $0.91 million for the same period of the prior fiscal year. The increase in general and administrative expenses was primarily due to the increase in depreciation and consulting expenses.
Research and development expenses were $0.32 million for the three months ended June 30, 2018, compared to $0.06 million for the same period of the prior fiscal year. The increase in research and development expenses was mainly due to the increased cost of the materials used by the R&D department. As of June 30, 2018, the Company had a staff of 27 in the R&D department.
As a result, total operating expenses increased by $0.59 million, or 26.5%, to $2.80 million for the three months ended June 30, 2018, from $2.21 million for the same period of the prior fiscal year.

Operating Income
Total operating income increased by $1.49 million, or 32.1%, to $6.13 million for the three months ended June 30, 2018, from $4.64 million for the same period of the prior fiscal year. The increase in total operating income was mainly a result of increased gross profit, partially offset by increased operating expenses. Operating margin was 29.3% for the three months ended June 30, 2018, compared to 27.1% for the same period of the prior fiscal year.
Income before Income Taxes
Interest income was $40,073 for the three months ended June 30, 2018, compared to $25,103 for the same period of the prior fiscal year. The Company also booked gain on disposal of acer truncatum bunge plants of $0.57 million for the three months ended June 30, 2017.
Income before income tax provisions increased by $0.93 million, or 17.8%, to $6.17 million for the three months ended June 30, 2018, from $5.24 million for the same period of the prior fiscal year.
Net Income
Income tax expense increased by $0.23 million, or 17.8%, to $1.54 million for the three months ended June 30, 2018, from $1.31 million for the same period of the prior fiscal year.
Net income increased by $0.70 million, or 17.8%, to $4.63 million for the three months ended June 30, 2018, from $3.93 million for the same period of the prior fiscal year.
After the deduction of non-controlling interest, net income attributable to the Company was $4.49 million, or $0.15 per basic and diluted share for the three months ended June 30, 2018, compared to $3.81 million, or $0.13 per basic and diluted share, for the same period of the prior fiscal year.
Liquidity and Capital Resources
As of June 30, 2018, the Company had cash and cash equivalents of $27.86 million, and inventories of $3.16 million, compared to $25.35 million, and $2.38 million, respectively, as of March 31, 2018. Total working capital was $31.78 million as of June 30, 2018, compared to $28.08 million as of March 31, 2018.
Net cash provided by operating activities was $4.16 million for the three months ended June 30, 2018, compared to $5.55 million for the same period of the prior fiscal year. Net cash used in investing activities was $0.26 million for the three months ended June 30, 2018, compared to $1.21 million for the same period of the prior fiscal year. Net cash provided by financing activities was $nil for the three months ended June 30, 2018 and 2017, respectively.
Recent Developments
On July 17, 2018, the Company announced that it has filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission relating to a proposed public offering of shares of its common stock, par value $0.001 per share, for gross proceeds of $7,500,000, excluding the proceeds from the sale of additional shares of common stock to cover over-allotments, if any. The number of shares to be offered and the price range for the proposed offering have not yet been determined. China YCT International Group, Inc. has applied to list its common stock on The Nasdaq Capital Market. Maxim Group LLC will act as the sole book-running manager for the proposed offering.

About China YCT International Group, Inc.
Based in Jining, Shandong Province and founded in January 1989, China YCT International Group, Inc., through its subsidiaries, engages in the business of (i) distributing health care supplement products manufactured by Shandong Yongchuntang Group Co., Ltd. in the PRC, (ii) developing, manufacturing, and selling Huoliyuan capsules, a prescription medicine, (iii) developing acer truncatum bunge planting bases, and manufacturing and selling acer truncatum bunge seed oil in the PRC. Acer truncatum bunge plants are a species of maple tree. For more information about the Company, please visit http://zgyct.yongchuntang.com.
Forward-Looking Statements
This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulations, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.
For more information, please contact:
At the Company:
Zecheng Shao, Vice President
Phone: +86-156-5377-2006
 Email: zc_shao@126.com

Investor Relations:
Tony Tian, CFA
Weitian Group LLC
Phone: +1-732-910-9692
 Email: ttian@weitianco.com

CHINA YCT INTERNATIONAL GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	JUNE 30,	MARCH 31,
	2018	2018

Assets
Current assets:
Cash and cash equivalents	$27,863,079	$25,353,360
Accounts receivable	364,809	174,558
Inventories	3,164,358	2,383,382
Purchase deposit to related party	1,208,005	1,412,864
Prepaid leases – current portion	633,732	741,583
Total current assets	33,233,983	30,065,747

Prepaid leases	457,876	641,349
Development cost of acer truncatum bunge planting	46,730,621	48,984,881
Plant, property, and equipment, net	15,687,813	16,793,413
Intangible assets, net	10,952,043	11,862,017
Deferred tax assets	169,314	200,387
Security deposit to related party	1,511,350	1,590,305
Total assets	$108,743,000	$110,138,099

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable and other accrued expenses	$135,556	$372,782
Advance from customers	-	445,829
Taxes payable	1,321,890	1,164,198
Total current liabilities	1,457,446	1,982,809

Stockholders' Equity
Preferred stock, par value $0.001 per share; 5,000,000 shares authorized, zero shares issued and outstanding	-	-
12% Preferred stock, par value $500 per share; 45 shares authorized, issued and outstanding	22,500	22,500
Common stock, par value $0.001 per share; 100,000,000 shares authorized; 29,839,168 and 29,789,168 shares issued and outstanding at June 30, 2018 and March 31, 2018, respectively	29,839	29,789
Additional paid-in capital	4,363,788	4,322,838
Statutory reserve	1,828,504	1,828,504
Retained earnings	98,935,764	94,447,937
Accumulated other comprehensive income (loss)	(916,224)	4,455,017
Total stockholders' equity attributable to the Company	104,264,171	105,106,585
Noncontrolling interest	3,021,383	3,048,705
Total stockholders' equity	107,285,554	108,155,290
Total liabilities and stockholders' equity	$108,743,000	$110,138,099

 CHINA YCT INTERNATIONAL GROUP, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	THREE MONTHS ENDED
	JUNE 30,
	2018	2017

Sales	$20,888,847	$17,134,865
Cost of Goods Sold (including $4,390,324 and $4,288,935 from a related party for the three months ended June 30, 2018 and 2017, respectively)	11,964,700	10,287,148
Gross profit	8,924,147	6,847,717
Operating expenses
Selling expenses	1,391,603	1,236,292
General and administrative expenses	1,081,049	908,405
Research and development expenses	322,733	64,378
Total operating expenses	2,795,385	2,209,075
Income from operations	6,128,762	4,638,642
Gain on disposal of acer truncatum bunge plants	-	573,092
Interest income	40,073	25,103
Income before income tax provision	6,168,835	5,236,837
Income tax provision	1,542,209	1,309,209
Net income	4,626,626	3,927,628
Less: Net income attributable to noncontrolling interest	138,799	117,829
Net income attributable to the Company	4,487,826	3,809,799
Other comprehensive income (loss):
Foreign currency translation adjustment	(5,537,362)	1,655,501
Comprehensive income (loss)	(910,736)	5,583,129
Less: Comprehensive income (loss) attributable to noncontrolling interest	(27,322)	166,315
Comprehensive income (loss) attributable to the Company	$(883,414)	$5,416,814

Earnings per common share
Basic and Diluted	$0.15	$0.13

Weighted average number of common shares outstanding
Basic and Diluted	29,804,003	29,789,168

CHINA YCT INTERNATIONAL GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	THREE MONTHS ENDED
	JUNE 30,
	2018	2017
Cash Flows From Operating Activities:
Net income	$4,626,626	$3,927,628
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of plant, property and equipment	352,766	287,248
Amortization of intangible assets	333,014	309,948
Amortization of prepaid leases	230,963	210,588
Stock-based compensation	41,000	-
Deferred taxes	21,912	167,355
Gain on disposal of acer truncatum bunge plants	-	(573,092)
Changes in operating assets and liabilities:
Purchase deposit to vendors	-	655,130
Inventory	(932,817)	2,315,657
Accounts receivable	(206,330)	1,080,011
Cash received from cancellation of lease	-	55,932
Taxes payable	223,523	(908,641)
Purchase deposit and accounts payable to related party, net	139,733	(2,014,308)
Advance from customers	(439,483)	-
Accounts payable and other accrued expenses	(226,868)	40,790
Net cash provided by operating activities	4,164,039	5,554,246

Cash Flows From Investing Activities:
Acquisition of property, plant and equipment	(70,793)	(2,080,416)
Proceeds from disposal of acer truncatum bunge plants	-	2,084,706
Development cost of acer truncatum bunge planting	(184,358)	(1,215,128)
Net cash used in investing activities	(255,151)	(1,210,838)

Effect of exchange rate changes on cash and cash equivalents	(1,399,169)	240,841
Net increase in cash and cash equivalents	2,509,719	4,584,249
Cash and cash equivalents at beginning of period	25,353,360	10,308,622
Cash and cash equivalents at end of period	$27,863,079	$14,892,871

Supplemental disclosures of cash flow information:
Cash paid during the periods for:
Interest	$-	$-
Income taxes	$1,053,618	$1,389,829